ALLIED ASSET ADVISOR FUNDS
AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 14th day of May, 2012, to the Custody Agreement, dated as of June 29, 2000, as amended (the "Custody Agreement"), is entered into by and between ALLIED ASSET ADVISOR FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Custody Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Amended Exhibit C is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ALLIED ASSET ADVISOR FUNDS	U.S. BANK, N.A.

By: /s/ Muhammad Nasir	By: /s/Michael R. McVoy

Name: Muhammad Nasir	Name: Michael R. McVoy

Title: General Manager	Title: Senior Vice President

Amended Exhibit C to the Custody Agreement – Allied Asset Advisors Funds

DOMESTIC CUSTODY SERVICES FEE SCHEDULE – May 1, 2012

Annual Fee Based Upon Market Value Per Fund*
---- basis point on average daily market value
Minimum annual fee per fund - $----
Plus portfolio transaction fees

Portfolio Transaction Fees
$---- /book entry DTC transaction/Federal Reserve transaction/principal paydown
$---- /U.S. Bank repurchase agreement transaction
$---- /short sale
$---- /option/future contract written, exercised or expired
$---- /mutual fund trade/Fed wire/margin variation Fed wire
$---- /physical security transaction
$---- /disbursement (waived if U.S. Bancorp is Administrator)
$---- /segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus 2.

Chief Compliance Officer Support Fee*
▪  $---- /year

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.